Exhibit 10.17
FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made effective as of the 18th day of December, 2009, by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Company”), and CLIFFORD D. KORTMAN, an individual (“Executive”), with respect to the following facts and circumstances:
RECITALS
The Company and Executive entered into an Amended and Restated Employment Agreement effective December 22, 2008 (the “Agreement”) with Executive having the title Senior Vice President — Construction/Development.
Effective December 10, 2009, the Board of Directors of the Company elected the Executive as Executive Vice President of Construction and Development.
The Company and Executive desire to amend the Agreement to reflect Executive’s current title and to make certain conforming changes.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:
AMENDMENTS
1. Article 1, Section 1.1 of the Agreement (Employment) is hereby deleted in its entirety and replaced with the following new Article 1, Section 1.1:
“1.1 Employment. The Company agrees to engage Executive in the capacity as Executive Vice President of Construction and Development, and as President of the Company’s subsidiary, Pinnacle Design & Construction, LLC, and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below.”

2. Article 2, Section 2.1 of the Agreement (Duties) is hereby deleted in its entirety and replaced with the following new Article 2, Section 2.1:
“2.1 Duties. Executive shall perform all the duties and obligations generally associated with the positions of Executive Vice President of Construction and Development, and as President of Pinnacle Design & Construction, LLC, subject to the control and supervision of the Company’s Chief Executive Officer (the “Chief Executive Officer”), and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Chief Executive Officer. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of the Company. Executive shall at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive may rely on the Company’s inside counsel and outside lawyers in connection with such matters. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.”
3. Except as modified herein, all other terms of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall apply. No modification may be made to the Agreement or this Amendment except in writing and signed by both the Company and Executive.
[SIGNATURE APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the date first written above.

EXECUTIVE	PINNACLE ENTERTAINMENT, INC.

/s/ Clifford D. Kortman Clifford D. Kortman	By:	/s/ John A. Godfrey John A. Godfrey, Executive Vice President,
Secretary and General Counsel